Exhibit 23.01

Consent of Ernst & Young, LLP

Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Oracle Corporation and to the incorporation by reference therein of our reports dated June 26, 2012 with respect to the consolidated financial statements and schedule of Oracle Corporation and the effectiveness of internal control over financial reporting of Oracle Corporation included in its Annual Report (Form 10-K) for the year ended May 31, 2012, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Jose, California

April 15, 2013